Exhibit 99.1

SWS Group, Inc. Reports Financial Results for

Fiscal 2013 Third Quarter

DALLAS, May 7, 2013 – SWS Group, Inc. (NYSE: SWS) (“SWS” or the “Company”) today reported a net loss of $5.7 million, or $0.17 per diluted share, for its fiscal 2013 third quarter, as compared to net income of $8.3 million, or $0.04 per diluted share, for the third quarter of fiscal 2012. Excluding a $3.8 million unrealized pre-tax loss from the change in the valuation of the Company’s outstanding warrants, the fiscal 2013 third quarter net loss would have been $3.2 million. Fiscal 2012 third quarter net income would have been $136,000 after excluding the $12.5 million unrealized pre-tax gain from the warrant valuation.

“While market conditions and reduced customer demand in the fiscal 2013 third quarter contributed to a 26 percent decline in primary operating revenue in our fixed income business compared to the same quarter last year, we remain encouraged by the underlying strength of our core business,” said James H. Ross, Chief Executive Officer of SWS Group, Inc. “Our retail segment recorded a strong performance with gains in both net revenues and pre-tax profits compared to last year’s quarter, and the banking segment’s loan portfolio, excluding purchased mortgage loans, increased by $6.0 million in the quarter, marking the first increase since the fourth quarter of fiscal 2010.”

Mr. Ross continued, “We are focused on deploying capital prudently and, during the fiscal third quarter, SWS Group made a $20 million capital contribution to our principal broker-dealer subsidiary to support daily operations. We hold $30 million at the parent company to be used for general corporate purposes when appropriate, and we will continue to evaluate opportunities to deploy the capital into our businesses in order to facilitate growth and increase shareholder value. We believe our strong capital levels will provide a competitive advantage as the industry landscape continues to evolve and market conditions improve.”

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SWS Reports Third Quarter Fiscal 2013 Results / 2

Net revenues in the fiscal 2013 third quarter were $66.8 million, as compared to $75.8 million in the third quarter of last fiscal year. The largest contributors to the $9.0 million decrease in net revenues were a $3.1 million decrease in commission revenue, primarily due to a decline in customer demand in the taxable fixed income business, and a $2.7 million decrease in net interest revenue, primarily due to reduced loan balances and net yield on interest earning assets at the company’s banking subsidiary, Southwest Securities, FSB (the “Bank”). Net gains on principal transactions were $2.7 million lower in the institutional segment as a result of market conditions in the fiscal 2013 third quarter as compared to the same quarter last fiscal year.

Operating expenses in the third quarter of fiscal 2013 were $72.5 million, a decrease of $3.0 million from $75.5 million in the third quarter of fiscal 2012. The largest component of the decrease was a $2.0 million decrease in commissions and other employee compensation, primarily driven by lower revenues as compared to the same quarter last fiscal year, along with reduced non-compensation expenses primarily at the Bank.

For the first nine months of fiscal 2013, the Company reported a net loss of $993,000, or $0.03 per diluted share, on net revenues of $216.2 million, as compared to a net loss of $4.4 million, or $0.14 per diluted share, on net revenues of $220.9 million for the first nine months of fiscal 2012.

Clearing Segment

In the fiscal 2013 third quarter, the clearing segment recorded a pre-tax loss of $617,000 on net revenues of $4.5 million, as compared to a pre-tax loss of $537,000 on net revenues of $4.8 million in the third quarter of fiscal 2012. The $260,000 decrease in net revenues was driven by a $290,000 decrease in clearing fees, primarily due to lower activity levels for existing correspondents and two fewer trading days in the fiscal 2013 third quarter as compared to the same quarter last fiscal year.

Operating expenses decreased 3 percent to $5.1 million for the third quarter of fiscal 2013 from $5.3 million for the third quarter of fiscal 2012, primarily due to a decrease in operations and technology expenses.

Total correspondent clearing customer assets under custody increased to $15.4 billion at March 29, 2013, from $14.9 billion at March 30, 2012.

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SWS Reports Third Quarter Fiscal 2013 Results / 3

Retail Segment

The retail segment recorded pre-tax income of $308,000 on net revenues of $27.8 million for the fiscal 2013 third quarter, as compared to a pre-tax loss of $1.0 million on net revenues of $25.9 million for the third quarter of fiscal 2012. The 7 percent net revenue increase was primarily due to a $1.0 million increase in insurance products revenue and a $716,000 increase in advisory fees due to an increase in assets under management. Total customer assets were $14.3 billion at March 29, 2013, as compared to $12.8 billion at March 30, 2012.

Retail segment operating expenses increased 2 percent to $27.5 million for the third quarter of fiscal 2013, from $27.0 million for the same period last fiscal year, primarily due to a $1.1 million increase in commission and other employee compensation expense.

Institutional Segment

The institutional segment recorded pre-tax income of $4.8 million on net revenues of $26.2 million in the third quarter of fiscal 2013, as compared to pre-tax income of $10.0 million on net revenues of $33.8 million in the third quarter of fiscal 2012. The $7.7 million decrease in net revenues was primarily due to a $3.1 million decrease in commission revenues, a $2.7 million decrease in net gains on principal transactions and a $1.0 million decrease in investment banking fees. Primary operating revenues in the fixed income businesses were off 26 percent as compared to the same quarter last fiscal year.

The taxable fixed income business accounted for $2.4 million of the commission revenue decrease, while municipal finance accounted for $593,000. The 31 percent decrease in net gains on principal transactions was primarily due to a $1.6 million decrease in municipal finance trading gains and a $1.1 million decrease in taxable fixed income gains. Narrowing spreads and an increase in market volatility led to the declines in the quarter. The 16 percent decrease in investment banking fees for the three months ended March 29, 2013, was driven by decreases in advisory service fees in the taxable fixed income and municipal finance businesses, as compared to the same period last fiscal year. Taxable fixed income advisory fees decreased $680,000 due to decreased unit investment trust offerings, while municipal finance advisory fees decreased $236,000 due to a decrease in the aggregate amount of offerings in the fiscal 2013 third quarter, as compared to the same quarter last fiscal year.

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SWS Reports Third Quarter Fiscal 2013 Results / 4

Net interest revenue in the segment decreased $822,000 for the three months ended March 29, 2013, as compared to the same period last fiscal year, primarily due to a 22 basis point decrease in the average net interest spread in the stock loan business.

Institutional segment operating expenses decreased 10 percent to $21.3 million for the third quarter of fiscal 2013, from $23.8 million in the third quarter of fiscal 2012. The primary contributor to the decrease was a $3.4 million decrease in commissions and other employee compensation expense.

Banking Segment

In the fiscal 2013 third quarter, the banking segment recorded pre-tax income of $1.2 million on net revenues of $10.5 million, as compared to pre-tax income of $2.6 million on net revenues of $12.6 million in the third quarter of fiscal 2012.

The decrease in the Bank’s net revenues was driven by a $1.7 million decline in net interest revenue, primarily due to a 27 percent decrease in average loan balances and a 50 basis point decrease in the net yield on interest-earning assets. Other revenue decreased $368,000 in the fiscal 2013 third quarter, as compared to the same quarter last fiscal year, primarily due to declines in net gains on the Bank’s equity investments and gains on the sale of real estate owned, partially offset by a $1.4 million increase in the gain on sales of Small Business Administration loans.

The Bank’s operating expenses decreased $674,000 to $9.4 million in the fiscal 2013 third quarter, from $10.0 million in the third quarter of fiscal 2012, primarily due to decreases in regulatory assessments, legal fees and occupancy expenses, partially offset by an increase in compensation expense.

At March 31, 2013, the Bank’s allowance for loan losses was $18.8 million, or 4.07 percent of loans held for investment excluding purchased mortgage loans, as compared to $26.2 million, or 4.13 percent of loans held for investment excluding purchased mortgage loans at March 31, 2012. The bank did not record a loan loss provision in the third quarter of fiscal 2013 or fiscal 2012.

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SWS Reports Third Quarter Fiscal 2013 Results / 5

Non-performing assets decreased to $45.7 million at March 31, 2013, from $75.1 million at March 31, 2012. Total classified assets decreased to $78.5 million, or 41.4 percent of capital plus allowance for loan losses, at March 31, 2013, as compared to $129.8 million, or 67.0 percent of capital plus allowance for loan losses, at March 31, 2012.

At March 31, 2013, the Bank’s Tier 1 (core) capital ratio was 13.1 percent and total risk-based capital ratio was 23.2 percent, as compared to a Tier 1 (core) capital ratio of 12.3 percent and total risk-based capital ratio of 20.4 percent at March 31, 2012.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2013 third quarter on Wednesday, May 8, 2013, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=93307 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

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SWS Reports Third Quarter Fiscal 2013 Results / 6

Segment Results

(In thousands)

	Net Revenues		Pre-Tax Income (Loss)
	Three Months Ended		Three Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012

Clearing	$4,511	$4,771	$(617)	$(537)
Retail	27,797	25,944	308	(1,039)
Institutional	26,165	33,816	4,831	10,008
Bank	10,540	12,640	1,186	2,612
Other consolidated entities	(2,259)	(1,411)	(15,264)	1,704

Consolidated	$66,754	$75,760	$(9,556)	$12,748

Non-GAAP Reconciliation

SWS has included the presentation of Adjusted Net Income (Loss), which is Net income (loss), excluding the impact of the valuation adjustment for the warrants held by Hilltop and Oak Hill. Adjusted Net Income (Loss) is a non-GAAP financial measure as defined by Securities and Exchange Commission rules. SWS believes that the presentation of this non-GAAP financial measure provides useful information by excluding this item, which may not be indicative of the Company’s core operating results. While management believes this non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

	Three Months Ended
(In Thousands)	March 29, 2013	March 30, 2012

Net Income (Loss)	$(5,718)	$8,262
Valuation Adjustment for Warrants - after tax	2,496	(8,126)

Adjusted Net Income (Loss) (Non-GAAP)	$(3,222)	$136

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SWS Reports Third Quarter Fiscal 2013 Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 29, 2013 and June 29, 2012

(In thousands, except par values and share amounts)

	March 29, 2013	June 29, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$179,160	$81,826
Restricted cash and cash equivalents	30,047	30,044
Assets segregated for regulatory purposes	177,042	176,299
Receivable from brokers, dealers and clearing organizations	1,775,574	1,425,697
Receivable from clients, net of allowances	262,946	256,840
Loans, net	641,931	833,640
Securities owned, at fair value	333,252	231,151
Securities held to maturity	19,498	25,904
Securities purchased under agreements to resell	44,558	25,186
Goodwill	7,552	7,552
Securities available for sale	401,002	307,789
Other assets	123,923	144,915

Total assets	$3,996,485	$3,546,843

Liabilities and Stockholders’ Equity
Short-term borrowings	$186,000	$67,500
Payable to brokers, dealers and clearing organizations	1,642,722	1,349,370
Payable to clients	349,227	347,574
Deposits	1,046,120	1,062,233
Securities sold under agreements to repurchase	44,801	27,465
Securities sold, not yet purchased, at fair value	119,232	70,155
Drafts payable	26,676	24,970
Advances from Federal Home Loan Bank	56,468	68,641
Long-term debt, net	82,039	79,076
Warrants	28,074	27,810
Other liabilities	60,815	66,347

Total liabilities	3,642,174	3,191,141

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,640,886 shares at March 29, 2013; issued 33,312,140 and outstanding 32,576,307 shares at June 29, 2012	3,331	3,331
Additional paid-in capital	324,753	324,556
Retained earnings	29,092	30,084
Accumulated other comprehensive income – unrealized holding gain, net of tax	1,485	2,745
Deferred compensation, net	3,283	3,427
Treasury stock (671,254 shares at March 29, 2013 and 735,833 shares at June 29, 2012, at cost)	(7,633)	(8,441)

Total stockholders’ equity	354,311	355,702

Total liabilities and stockholders’ equity	$3,996,485	$3,546,843

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SWS Reports Third Quarter Fiscal 2013 Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the three and nine-months ended March 29, 2013 and March 30, 2012

(In thousands, except per share and share amounts)

(Unaudited)

	For the Three-Months Ended		For the Nine-Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Revenues:
Net revenues from clearing operations	$2,082	$2,371	$6,398	$7,311
Commissions	31,275	34,411	94,965	99,571
Interest	22,800	29,999	72,696	94,727
Investment banking, advisory and administrative fees	8,470	8,771	29,011	26,629
Net gains on principal transactions	6,237	8,529	27,513	22,444
Other	7,191	7,476	18,953	16,968

Total revenue	78,055	91,557	249,536	267,650

Interest expense	11,301	15,797	33,328	46,720

Net revenues	66,754	75,760	216,208	220,930

Non-interest expenses:
Commissions and other employee compensation	52,077	54,073	158,338	156,512
Occupancy, equipment and computer service costs	7,829	8,134	23,089	23,860
Communications	3,371	3,191	9,925	9,216
Floor brokerage and clearing organization charges	951	1,004	2,913	3,111
Advertising and promotional	922	1,049	2,327	2,276
(Recapture) provision for loan loss	—	—	(1,450)	2,475
Other	7,320	8,063	23,780	23,127

Total non-interest expenses	72,470	75,514	218,922	220,577

Other gains (losses):
Unrealized gain (loss) on Warrants valuation	(3,840)	12,502	(264)	(6,931)

Income (loss) before income tax expense (benefit)	(9,556)	12,748	(2,978)	(6,578)
Less: Income tax expense (benefit)	(3,838)	4,486	(1,985)	(2,152)

Net income (loss)	(5,718)	8,262	(993)	(4,426)
Net gain (loss) recognized in other comprehensive income (loss)	(725)	690	(1,260)	1,218

Comprehensive income (loss)	$(6,443)	$8,952	$(2,253)	$(3,208)

Earnings (loss) per share – basic
Net income (loss)	$(0.17)	$0.25	$(0.03)	$(0.14)

Weighted average shares outstanding – basic	32,896,805	32,716,251	32,857,860	32,589,539

Earnings (loss) per share – diluted
Net income (loss)	$(0.17)	$0.04	$(0.03)	$(0.14)

Weighted average shares outstanding – diluted	32,896,805	50,107,555	32,857,860	32,589,539

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CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com